CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-36065 on Form N-1A (the “Registration Statement”) of our report dated January 28, 2021, relating to the financial statements and financial highlights of the Parnassus Income Funds, comprised of Parnassus Core Equity Fund and Parnassus Fixed Income Fund, and the Parnassus Funds, comprised of Parnassus Fund, Parnassus Mid Cap Fund, and Parnassus Endeavor Fund, appearing in the Annual Reports on Form N-CSR of the Parnassus Income Funds and the Parnassus Funds for the year ended December 31, 2020, and to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “General” in the Statement of Additional Information, which is part of such Registration Statement.

Los Angeles, California

April 25, 2022